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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                               SCHEDULE 13E-4/A-3
                          ISSUER TENDER OFFER STATEMENT
      (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)
                                (FINAL AMENDMENT)
                      ------------------------------------



      UNITED FOODS, INC.                              UNITED FOODS, INC.
       (Name of Issuer)                       (Name of Person Filing Statement)

                CLASS A COMMON STOCK, PAR VALUE $1.00 PER SHARE
                CLASS B COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                              CLASS A 910365 30 3
                              CLASS B 910365 10 5
                     (CUSIP Number of Class of Securities)

                              DANIEL B. TANKERSLEY
                          VICE CHAIRMAN AND SECRETARY
                               UNITED FOODS, INC.
                              TEN PICTSWEET DRIVE
                          BELLS, TENNESSEE 38006-0119
                                 (901) 422-7600
          (Name, Address and Telephone Number of Person Authorized to
  Receive Notices and Communications on Behalf of the Person Filing Statement)

                                    Copy to:

                               JAMES H. CHEEK III
                             BASS, BERRY & SIMS PLC
                             FIRST AMERICAN CENTER
                           NASHVILLE, TENNESSEE 37238
                                 (615) 742-6200

                                  MAY 20, 1997
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                                 JULY 11, 1997
                           (Date of Final Amendment)

                           CALCULATION OF FILING FEE

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       TRANSACTION VALUATION*                         AMOUNT OF FILING FEE
           $10,000,000                                      $1,875.00
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*    Estimated solely for purposes of determining the filing fee, based upon the purchase of 2,500,000 shares of Class A Common Stock and 1,500,000 shares of Class B Common Stock at $2.50 per share.
|X| Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:  $1,875.00          Filing Party: United Foods, Inc.
Form:  Schedule 13E-4; Schedule 13E-4/A-2   Date Filed: May 20, 1997; June 18, 1997

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         This Final Amendment dated July 11, 1997 amends and supplements the
Issuer Tender Offer Statement on Schedule 13E-4 dated May 20, 1997 the amendment on Schedule 13E-4/A-1 of even date therewith and the amendment on Schedule 13E-4/A-2 dated June 18, 1997 (the "Schedule 13 E-4") of United Foods, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") in connection with the Company's offer to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase, the Supplement to Offer to Purchase dated June 18, 1997 (the "Supplement") and in the related revised Letter of Transmittal (which together constitute the "Offer"), up to 2,500,000 shares of Class A common stock, par value $1.00 per share (the "Class A Common Stock") and up to 1,500,000 shares of Class B common stock, par value $1.00 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares") at a price of $2.50 per Share, net to the seller in cash, without interest thereon. This amendment constitutes the Final Amendment to the Schedule 13E-4 pursuant to Rule 13e-4(c)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and General Instruction D of Schedule 13E-4. Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13E-4.

         This Final Amendment is being filed in connection with the expiration of the Offer to Purchase.

         The following information is furnished pursuant to Rule 13e-4(c)(3) under the Exchange Act and General Instruction D to Schedule 13E-4:

         1. The Offer expired as scheduled at 5:00 p.m., New York City time, on July 3, 1997.

         2. Pursuant to the Offer, $6,607,500 of Class A Common Stock (representing 2,641,299 shares at $2.50 per share) were validly tendered to the Company and $4,310,000 of Class B Common Stock (representing 1,720,932 shares at $2.50 per share) were validly tendered to the Company.

         3. Pursuant to Section 1 of the Offer to Purchase, as amended by the Supplement, the Company accepted for payment $6,250,000 of Class A Common Stock (representing 2,500,000 shares at $2.50 per share) and $3,750,000 Class B Common Stock (representing 1,500,000 shares at $2.50 per share), for an aggregate consideration of $10,000,000.

         4. All of the 6,095 shares of Class A Common Stock and all of the 4,389 shares of Class B Common Stock tendered by Class A Odd Lot Owners and Class B Odd Lot Owners, respectively, were accepted for purchase.

         5. The Company prorated acceptance of Class A Common Stock (other than odd lot shares) according to a proration factor of 94.63765%, and the Company prorated acceptance of the Class B Common Stock (other than odd lot shares) according to a proration factor of 87.13002%.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.


(a)(16)      --      Press Release, dated July 3, 1997.

(a)(17)      --      Press Release, dated July 10, 1997.




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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 11, 1997                    By: /s/ Daniel B. Tankersley
                                             -------------------------------
                                                 Daniel B. Tankersley
                                                 Vice Chairman and Secretary


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                                INDEX TO EXHIBITS



EXHIBIT
  NO.                                    DESCRIPTION
-------                                  -----------
(a)(1)*       --  Offer to Purchase, dated May 20, 1997.

(a)(2)*       --  Letter of Transmittal, dated May 20, 1997.

(a)(3)*       --  Notice of Guaranteed Delivery.

(a)(4)*       --  Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
                  Other Nominees, dated May 20, 1997.

(a)(5)*       --  Letter to Stockholders for use by Brokers, Dealers, Commercial Banks,
                  Trust Companies and Other Nominees, dated May 20, 1997.

(a)(6)*       --  Letter to Stockholders from Chairman and Chief Executive
                  Officer dated May 20, 1997.

(a)(7)*       --  Press Release, dated May 19, 1997.

(a)(8)*       --  Guidelines for Certification of Taxpayer Identification Number in
                  Substitute Form W-9.

(a)(9)*       --  Supplement, dated June 18, 1997, to the Offer to Purchase.

(a)(10)*      --  Letter of Transmittal mailed with Supplement.

(a)(11)*      --  Notice of Guaranteed Delivery mailed with Supplement.

(a)(12)*      --  Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
                  Other Nominees mailed with Supplement.

(a)(13)*      --  Letter to Stockholders for use by Brokers, Dealers, Commercial Banks,
                  Trust Companies and Other Nominees mailed with Supplement.

(a)(14)*      --  Letter to Stockholders from Chairman and Chief Executive Officer mailed with Supplement.

(a)(15)*      --  Press Release, dated June 17, 1997.

(a)(16)       --  Press Release, dated July 3, 1997.

(a)(17)       --  Press Release, dated July 10, 1997.

(b)(1)*       --  Loan Agreement, Revolving Credit Note and Security
                  Agreement between First American National Bank and United
                  Foods, Inc., all dated April 7, 1993, Exhibit 10.6 to the
                  Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1993, is incorporated by reference herein.

(b)(2)*       --  First Amendment dated June 29, 1994, to that certain
                  Revolving Loan Agreement between First American National Bank and United Foods, Inc., dated April 7, 1993, Exhibit 10.10 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1995, is incorporated by reference herein.



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
(b)(3)*       --  Second Amendment dated June 1, 1995, to that certain
                  Revolving Loan Agreement between First American National Bank and United Foods, Inc., dated April 7, 1993, Exhibit 10.12 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.

(b)(4)*       --  Modification dated June 21, 1995, to that certain Revolving
                  Loan Agreement between First American National Bank and United
                  Foods, Inc., dated April 7, 1993, Exhibit 10.13 to the Annual
                  Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.

(b)(5)*       --  Third Amendment dated September 1, 1995, to that certain
                  Revolving Loan Agreement between First American National Bank and United Foods, Inc., dated April 7, 1993, Exhibit 10.14 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.

(b)(6)*       --  Modification dated December 31, 1995, to that certain
                  Revolving Loan Agreement between First American National Bank and United Foods, Inc., dated April 7, 1993, Exhibit 10.15 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.

(b)(7)*       --  Fourth Amendment, dated February 7, 1997, to that certain
                  Revolving Loan Agreement between First American National Bank and United Foods, Inc., dated April 7, 1993, Exhibit 10.19 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1997, is incorporated by reference herein.

(b)(8)*       --  Fifth Amendment, dated May 15, 1997, to that certain Revolving Loan
                  Agreement between First American National Bank and United Foods, Inc.
                  dated April 7, 1993.

(b)(9)*       --  Sixth Amendment, dated June 17, 1997, to that certain Revolving Loan
                  Agreement between First American National Bank and United Foods, Inc.
                  dated April 7, 1993.

(b)(10)*      --  Revolving Credit Agreement between United Foods, Inc. and Cooperatieve
                  Central Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland," dated
                  August 20, 1992, Exhibit 10.2 to the Annual Report on Form 10-K of
                  United Foods, Inc. filed for the fiscal year ended February 28, 1993, is incorporated by reference herein.

(b)(11)*      --  First Amendment, dated January 11, 1993, to each of that certain Term Loan Agreement and that certain Revolving Credit
                  Agreement, each dated August 20, 1992 between United Foods,
                  Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank
                  B.A., "Rabobank Nederland," Exhibit 10.5 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1993, is incorporated by reference herein.



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
(b)(12)*      --  Second Amendment, dated October 4, 1993, to each of that certain Term Loan Agreement and that certain Revolving Credit
                  Agreement, each dated August 20, 1992 between United Foods,
                  Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank
                  B.A., "Rabobank Nederland," Exhibit 10.7 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1994, is incorporated by reference herein.

(b)(13)*      --  Third Amendment, dated February 14, 1994, to each of that certain Term Loan Agreement and that certain Revolving Credit
                  Agreement, each dated August 20, 1992 between United Foods,
                  Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank
                  B.A., "Rabobank Nederland," Exhibit 10.8 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1994, is incorporated by reference herein.

(b)(14)*      --  Fourth Amendment, dated August 19, 1994, to that certain
                  Revolving Credit Agreement, between United Foods, Inc. and
                  Cooperatieve Central Raiffeisen-Boerenleenbank B.A.,
                  "Rabobank Nederland," dated August 29, 1992 Exhibit 10.11 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1995, is incorporated by reference herein.

(b)(15)*      --  Fifth Amendment, dated June 29, 1995, to that certain
                  Revolving Credit Agreement, between United Foods, Inc. and
                  Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
                  "Rabobank Nederland," dated August 28, 1992, Exhibit 10.16 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.

(b)(16)*      --  Amendment, dated August 1, 1995, to each of that certain
                  Term Loan Agreement and that certain Revolving Credit
                  Agreement, each dated August 20, 1992 between United Foods,
                  Inc. and Cooperatieve Centrale Raiffeisen-Boerenleen Bank
                  B.A., "Rabobank Nederland," Exhibit 10.17 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.

(b)(17)*      --  Sixth Amendment, dated October 31, 1996, to that certain
                  Revolving Credit Agreement, between United Foods, Inc. and
                  Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
                  "Rabobank Nederland," dated August 29, 1992, Exhibit 10.20 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1997, is incorporated by reference herein.

(b)(18)*      --  Seventh Amendment, dated February 19, 1997, to each of that certain Term Loan Agreement and that certain Revolving Credit
                  Agreement, each dated August 20, 1992 between United Foods,
                  Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
                  "Rabobank-Nederland," Exhibit 10.21 to the Annual Report on
                  Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1997, is incorporated by reference herein.

(b)(19)*      --  Eighth Amendment, dated May 16, 1997, to each of that
                  certain Term Loan Agreement and that certain Revolving Credit
                  Agreement, each dated August 20, 1992 between United Foods,
                  Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank
                  B.A., "Rabobank-Nederland."

(b)(20)*      --  Ninth Amendment, dated June 17, 1997, to each of that
                  certain Term Loan Agreement and that certain Revolving Credit
                  Agreement, each dated August 20, 1992 between United Foods,
                  Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank
                  B.A., "Rabobank-Nederland."



*  Previously filed.